Exhibit 4.15

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as this “Agreement”) is entered into by and among the following parties in Beijing on May 10, 2018:

Party A:

Beijing Dexin Dongfang Network Technology Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing within the territory of the People’s Republic of China (hereinafter the “PRC”) with its uniform social credit code of 91110108MA01AWYY4A and its registered address at Suite 304, F/10, Block B, Building No. 3, Haidian Avenue, Haidian District, Beijing;

Party B:

New Oriental Education Technology Group Limited, a limited liability company duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91110108726367151N and registered address at F/9, 6 Haidian Middle Street, Haidian District, Beijing;

Linzhi Tencent Technology Co., Ltd., a limited liability company duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91540400MA6T10MD6L and its registered address at 202-3 Linzhi Biotechnology Industrial Park, Bayi Town, Bayi District, Linzhi City, Tibet;

Tianjin Xuncheng Yiyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05P74885 and its registered address at Suite 1105, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Luyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06H05071 and its registered address at Suite 1106, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Bayue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05P38239 and its registered address at Suite 1108, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Jiuyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05P29199 and its registered address at Suite 1109, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shiyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05N0621A and its registered address at Suite 1110, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shieryue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06H0486G and its registered address at Suite 1107, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shisanyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06G95810 and its registered address at Suite 1111, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

(The foregoing enterprises listed as Party B are all of the existing shareholders of Party C, with their contributions to and shares in Party C’s registered capital as set forth in Appendix I.)

Party C:

Beijing New Oriental-Xuncheng Network Technologies Co., Ltd., a company limited by shares duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 9111010877256341X4 and registered address at 801-01 F/8 Haidian East Third Street, Haidian District, Beijing;

(Party A, Party B and Party C are hereinafter referred to as a “Party” individually, and collectively as the “Parties.”)

WHEREAS:

(1)

Party A, Party B and Party C as well as the subsidiaries in which Party C holds 100% equity interest (hereinafter collectively referred to as the “Subsidiaries”, with the list of the Subsidiaries as set forth in Appendix II, which shall be subject to change based on any change in Party C’s external investment after the execution of this Agreement) have respectively executed the agreements as set forth in Appendix III hereto (hereinafter the “Main Contracts”);

(2)

Party B holds a total of 100% equity interest in Party C. Party B intends to unconditionally and irrevocably pledge the equity interest held by it in Party C to Party A as security for the performance of all the obligations under the Main Contracts by Party B, Party C and the Subsidiaries of Party C, and Party A agrees to accept the foregoing security interests (hereinafter “Pledge Rights”).

NOW, THEREFORE, intending to be legally bound, Party A, Party B, and Party C hereby agree as follows upon friendly negotiation:

1.	Pledge

Party B agrees to unconditionally and irrevocably pledges to Party A on a preferential basis the 100% equity interest held by it in Party C and the equity interest derived from the new contributions made by Party B to Party C’s registered capital under Article 4.2, including any dividends and bonus arising from such equity interest (hereinafter the “Pledged Equity”), as security for the performance of all their obligations under the Main Contracts by Party B, Party C and the Subsidiaries of Party C.

2.	Scope of Security

The scope of the pledge security hereunder shall cover all the obligations of Party B, Party C and Party C’s Subsidiaries under the Main Contract (including but not limited to any amounts payable but unpaid to Party A, liquidated damages and indemnities, etc.), expenses for realizing the main creditor’s rights and Pledge Rights as well as all other relevant expenses.

If the competent industry and business administration requires the amount of the main creditor’s rights to be specified in the course of equity pledge registration,, then, only for the purpose of handling such equity pledge registration, the Parties agree that the creditor’s rights under the Main Contracts to be registered shall include the principal amount of RMB5 million as well as any and all liquidated damages and indemnities under relevant contracts. The Parties further acknowledge that the provision of the foregoing specific amount for the purpose of handling the equity pledge registration shall not impair or restrict any rights and interests enjoyed by Party A under the relevant Main Contracts and this Equity Pledge Agreement.

3.	Term of Pledge

The Equity Pledge under this Agreement shall commence as of the date it is registered with the industrial and commercial administration having jurisdiction on Party C, and shall terminate when all the Main Contracts have been performed, cease to be valid or terminate (whichever is the latest). If, during the term of pledge, Party B, Party C or Party C’s Subsidiaries fail to perform any of their obligations under any Main Contract, or in any of the Right Exercise Event under Article 6.1 hereof, then Party A shall have the right to dispose of the Pledged Equity as set forth in this Agreement.

4.	Registration

4.1

Party B and Party C undertake to Party A that Party B and Party C will (i) record the Equity Pledge hereunder on Party C’s register of shareholders on the date of execution of this Agreement, and deliver Party B’s equity interest and capital contribution certificate relating to Party C to Party A for custody upon the Equity Pledge is recorded in the register of shareholders, and (ii) register the foregoing Equity Pledge with the competent industrial and commercial registration authorities for the record, obtain a written registration certificate from authorities and deliver the certificate to Party A within thirty (30) working days after the date of execution of this Agreement or any other feasible period. Subject to any other provisions of this Agreement, Party C’s register of shareholders shall be kept in custody by Party A or its designated personnel during the term of this Agreement, unless for any registration and amendments necessary for conducting Party C’s and its Subsidiaries’ business activities,.

4.2

Party B and Party C further undertake that, Party A may make additional contributions to Party C’s registered capital with Party A’s prior consent upon execution of this Agreement,, provided that any equity interest arising from any new contributions made by Party B to Party C’s registered capital shall constitute part of the Pledged Equity under this Agreement. Party B and Party C shall have the obligation to make necessary amendments to the relevant company’s register of shareholders and the amounts of shareholder contributions forthwith upon completion of the relevant capital increase, and carry out the procedures for the pledge as set forth in Article 4.1.

4.3

The pledgee shall be liable for any expenses and actual costs incurred in relation to this Agreement, including but not limited to registration fees, cost of production, stamp duty and any other taxes and fees pursuant to relevant laws and regulations.

5.	Undertakings and Warranties by Party B and Party C

Party B and Party C hereby separately and jointly undertake and warrant to Party A that:

5.1

Party B is the legal owner of the Pledged Equity and is free from any existing or potential ownership dispute in relation to the Pledged Equity; Party B has the right to dispose of the Pledged Equity or any portion thereof, and such right of disposal is not subject to any restriction by third parties.

5.2	Other than this Agreement and the Exclusive Purchase Option Agreement executed by and among the Parties, Party B has not created any other encumbrances or third-party rights on the Pledged Equity.

5.3

Party B and Party C fully understand the contents of this Agreement and voluntarily execute and perform this Agreement based on their true intent. Party B and Party C have, at Party A’s reasonable request, taken all necessary measures and obtained all internal authority necessary for the execution and performance of this Agreement, and have executed all necessary documents in order to ensure lawfulness and validity of the equity pledge under this Agreement.

5.4

During the existence of this Agreement, without Party A’s prior written consent, Party B may not transfer the Pledged Equity, nor authorize any other persons to exercise any rights and interests relating to the Pledged Equity, options or any other rights relating thereto, nor create or allow the existence of any third-party security interests, nor dispose of the Pledged Equity in any other manner that may affect Party A’s Pledge Rights.

5.5

During the existence of this Agreement, Party B and Party C shall comply with and carry out any laws and regulations of the PRC regarding pledge of rights, and shall show the foregoing notice, instruction or proposal to Party A within five working days after receipt of any notice, instruction or proposal sent from any relevant authorities with respect to the pledged equity and/or the pledge under this Agreement. Meanwhile, Party B and Party C shall comply with the foregoing notice, instruction or proposal, or raise objection to or make any representations against the foregoing provisions under the reasonable request or written consent of Party A.

5.6

Party B and Party C will not carry out, nor cause or allow any other party to carry out, any act that may impair, endanger or otherwise damage the value of the Pledged Equity or Party A’s Pledge Rights. Party B and Party C shall send a written notice to Party A within five working days after they become aware of any incidents or acts that may affect the value of the Pledged Equity or Party A’s Equity Rights. Party A shall not be liable for any diminution of the value of the Pledged Equity, and neither Party B nor Party C shall have the right of recourse or make any claims against Party A.

5.7

To the extent compliant with the relevant laws and regulations of PRC, the Equity Pledge under this Agreement shall maintain full validity during the existence of this Agreement. The Equity Pledge hereunder will not be affected in any manner even though Party B or Party C becomes insolvent, is liquidated, loses its capacity of act, or undergoes organizational or status changes, or in the event of any fund offset between the parties, or in any other event.

5.8

For the performance of this Agreement, Party A shall have the right to dispose of the Pledged Equity in the method as set forth herein, and, in exercising its rights pursuant to this Agreement, Party A shall not be subject to any interruption or nuisance arising from any judicial proceedings brought by Party B or Party C, any successors or designees of Party B or Party C, and any other person.

5.9

To protect or strengthen the security provided by this Agreement for the performance of the obligations under the Main Contracts by Party B, Party C and the Subsidiaries, Party B and Party C will execute in good faith and procure other interested parties in the Pledged Equity to execute any title deeds or contracts as requested by Party A in relation to the performance of this Agreement, and/or perform and procure other interested parties to perform any acts as requested by Party A in relation to the performance of this Agreement, and facilitate the exercise of Party A’s rights and authority as granted under this Agreement.

5.10

To ensure the interests of Party A, Party B and Party C shall comply with and carry out all warranties, undertakings, agreements, representations and conditions made in this agreement. If Party B and/or Party C fail to perform or fully perform their/its warranties, undertakings, agreements, representations or conditions and thus cause damage to Party A, Party B and/or Party C shall compensate for any losses sustained by Party A thereby.

6.	Right Exercise Event and Exercise of the Pledge Rights

6.1

In any of the following events (hereinafter “Right Exercise Event”) and to the extent permitted by relevant laws and regulations of PRC, Party A may elect to request Party B or Party C to promptly and fully perform all its obligations under this Agreement, and the Pledge Rights under this Agreement may be exercised forthwith.

(a)

Any representation, warranty or covenant made by Party B, Party C or any of Party C’s Subsidiaries under this Agreement or the Main Contracts is in any aspect inconsistent, incorrect or untrue, or is no longer true or correct, or Party B, Party C or any of Party C’s Subsidiaries breaches or fails to comply with any obligation for which it is liable under this Agreement or the Main Contracts, or any undertaking or warranty it has made; or

(b)	Any one of more than one obligations of Party B, Party C or any of Party C’s Subsidiaries under this Agreement of any Main Contract is deemed as unlawful or invalid transaction; or

(c)	Party B or Party C seriously breaches its obligations under this Agreement.

6.2

Upon the occurrence of any of the foregoing Right Exercise Event, Party A may exercise the Pledge Rights by purchasing the Pledged Equity at the lowest price permitted under PRC laws pursuant to relevant laws and regulations of PRC, designating any other party to purchase the Pledged Equity at the lowest price permitted under PRC laws, auctioning or selling all or part of the Pledged Equity and receiving the proceeds from such auction or sale on a preferential basis. Party A is not required to exercise other guarantees or rights, or taking other measures or proceedings against Party B and/or Party C or any other persons before exercising the Pledge Rights under this Agreement.

6.3

Party B and Party C shall, at Party A’s request, take all lawful and appropriate actions requested by Party A to enable Party A to exercise its Pledge Rights under this Agreement. For such purpose Party B and Party C shall execute all documents and materials reasonably requested by Party A and perform and handle all acts and matters reasonably requested by Party A.

7.	Transfer

7.1

Unless with Party A’s prior written consent, neither Party B nor Party C shall have the right to assign or transfer any of its rights and obligations under this Agreement to any third party, provided that Party A may directly or indirectly obtain the Pledged Equity pursuant to the Exclusive Purchase Option Agreement.

7.2

This Agreement shall be binding on Party B and its successors, and shall inure to the benefits of Party A and each of its successors and assigns. If Party B ceases to have its legal personality due to its merger, division, dissolution, termination, closure, liquidation or any other reason, or in the event of any circumstance that may affect Party B to exercise its rights as the shareholder of Party C, then any of Party B’s successors, administrators or liquidators shall cooperate with other parties to this Agreement in making necessary arrangements and executing all necessary documents to prevent such successors, administrators or liquidators from damaging or hindering the performance of this Agreement.

7.3

Party A may, at any time, transfer any and all its rights and obligations under the Main Contracts to its designee (either natural person or legal person), in which circumstance the transferee shall enjoy and assume the rights and obligations enjoyed and assumed by Party A under this Agreement, as if it were one party to this Agreement. When Party A intends to transfer its rights and obligations under the Main Contracts, Party B and/or Party C shall, at Party A’s request, execute relevant agreements and documents with respect to such transfer (including but not limited to the execution of a new equity pledge agreement with the transferee which shall be identical with this Agreement in both form and substance).

7.4

In the event of any change to Party A to this Agreement due to the foregoing transfer by Party A, the parties to the new pledge shall execute a new equity pledge agreement, and Party B and Party C shall assist the transferee in handling all formalities for the changes to the equity pledge registration (if applicable).

8.	Confidentiality

All terms of this Agreement and this Agreement itself shall be confidential information, and neither party may disclose the same to any third party, unless to any officer, director, employee, agent or professional consultant related to this project, provided that either party may disclose any information relating to this document under the request of any government, stock exchange or relevant regulatory agency, the public or shareholders as required by laws, or file this document with any relevant agency for the record.

This provision shall be legally valid regardless of whether this Agreement is altered, terminated or expired.

9.	Liability for Breach of Contract

If either party fails to perform any of its obligations under this Agreement, or any of such party’s representations or warranties under this Agreement is materially untrue or inaccurate, then such party shall constitute a breach of this Agreement and shall make full compensation for any economic losses actually sustained by the other party.

10.	Miscellaneous

10.1

This Agreement shall be governed by PRC laws in all respects. Any dispute arising from the performance of this Agreement shall be resolved by the Parties through friendly consultation. If such consultation is unsuccessful, the dispute shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with the then valid arbitration rules of CIETAC to be conducted in Beijing in Chinese. The arbitration award shall be final and binding to all parties. The remaining parts of this Agreement other than the part submitted for arbitration shall remain valid. Subject to relevant provisions of PRC laws, the arbitrators may issue injunctive relief with respect to Party C’s equity interest or assets (e.g., conduct of business activities or compulsory asset transfer), take interim remedial measures, or order liquidation of Party C through arbitration. Subject to relevant provisions of PRC laws, pending the constitution of the arbitral tribunal or on an appropriate occasion, the court having competent jurisdiction (including any court in Hong Kong, the place of incorporation of Party A’s affiliate listed or to be listed, the place of incorporation of Party C, or the place of incorporation of its affiliate listed or to be listed, or the place where Party C’s major assets are located). Upon the effectiveness of the arbitration award, either party shall have the right to apply for enforcement of the arbitration award with the foregoing court having competent jurisdiction.

10.2

This Agreement shall be effective as of the date on which it is signed by the Parties’ duly authorized representatives, and the Pledge under this Agreement shall be created on the date it is registered with the industrial and commercial administration having jurisdiction on Party C. Unless Party A exercises the Pledge Rights during the term of this Agreement pursuant to this Agreement, this Agreement shall terminate when all the Main Contracts are fully performed, cease to be valid or are terminated, or 30 days after Party A sent a written notice of terminating this Agreement to the other parties (whichever is the later).

10.3

The Parties acknowledge that this Agreement shall be enforced to the extent permitted by law. If any provision or any part of a provision of this Agreement is held by any authorities or court having competent jurisdiction to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall not affect the effectiveness of remaining provisions or other parts of the provision of this Agreement which shall remain in full force and effect, and the Parties shall make their utmost efforts to amend such illegal, invalid or unenforceable provisions to realize the purpose of the original provisions.

10.4

As the holding company of Party A will be subject to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (hereinafter the “Listing Rules”) and relevant listing policies, decisions and guidelines after being listed, if the transaction under this Agreement fails to comply with the Listing Rules, listing policies, decisions or guidelines, then, to the reasonable and feasible extent not inconsistent with PRC laws, the Parties to this Agreement shall amend this Agreement based on the laws, regulations or regulator opinions issued by the Stock Exchange of Hong Kong or other regulatory authorities to make this Agreement comply with the Listing Rules, listing policies, and relevant decisions and guidelines.

10.5

This Agreement shall be written in Chinese and made in twelve counterparts, one of which shall be held by Party A, Party B’s Subsidiaries, and Party C respectively, and one of which shall be filed with the competent registration authorities for the record.

10.6

This Agreement and its appendices shall constitute the entire agreement concerning the transaction under this Agreement, and shall supersede any and all communications, commitments, understandings or other discussions made with respect to the subject matter hereunder orally or in writing.

10.7	Any amendment or supplement to this Agreement shall be made in written form, and may be effective only after it is validly signed by the Parties to this Agreement.

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Party A: Beijing Dexin Dongfang Network Technology Co., Ltd. (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party B: New Oriental Education Technology Group Limited (Beijing) (Seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party B: Linzhi Tencent Technology Co., Ltd. (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

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Party B:

Tianjin Xuncheng Yiyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Luyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Bayue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Jiuyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party B:

Tianjin Xuncheng Shiyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Shieryue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Shisanyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party C: Beijing New Oriental-Xuncheng Network Technologies Co., Ltd. (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Appendix I: Party B

Party C’s existing shareholders and their respective contributions to and shares in Party C’s registered capital

Company Name	Subscribed Registered Capital (RMB10,000)	Shares in the Registered Capital
New Oriental Education Technology Group Limited	122,351,229	74.4945%
Linzhi Tencent Technology Co., Ltd.	22,125,000	13.4710%
Tianjin Xuncheng Yiyue Technology Partnership (L.P.)	1,137,840	0.6928%
Tianjin Xuncheng Luyue Technology Partnership (L.P.)	3,006,997	1.8308%
Tianjin Xuncheng Bayue Technology Partnership (L.P.)	1,399,874	0.8523%
Tianjin Xuncheng Jiuyue Technology Partnership (L.P.)	2,894,873	1.7626%
Tianjin Xuncheng Shiyue Technology Partnership (L.P.)	2,875,275	1.7506%
Tianjin Xuncheng Shieryue Technology Partnership (L.P.)	1,474,789	0.8979%
Tianjin Xuncheng Shisanyue Technology Partnership (L.P.)	6,976,123	4.2475%

Total	164,242,000	100%

Appendix II: List of the Subsidiaries

No	Name

1.	Beijing Kuxue-Huisi Network Technology Co., Ltd.

Appendix III: List of the Main Contracts

1.

The Exclusive Management Consultancy and Cooperation Agreement entered into by and among Beijing Dexin Dongfang Network Technology Co., Ltd., Beijing New Oriental-Xuncheng Network Technology Co., Ltd. and its subsidiaries, and all the shareholders of Beijing New Oriental-Xuncheng Network Technology Co., Ltd. on May 10, 2018;

2.

The Exclusive Option Agreement entered into by and among Beijing Dexin Dongfang Network Technology Co., Ltd., Beijing New Oriental-Xuncheng Network Technology Co., Ltd. and all its shareholders on May 10, 2018;

3.

The Power of Attorney respectively issued by New Oriental Education Technology Group Limited, Linzhi Tencent Technology Co., Ltd., Tianjin Xuncheng Yiyue Technology Partnership (L.P.), Tianjin Xuncheng Luyue Technology Partnership (L.P.), Tianjin Xuncheng Bayue Technology Partnership (L.P.), Tianjin Xuncheng Jiuyue Technology Partnership (L.P.), Tianjin Xuncheng Shiyue Technology Partnership (L.P.), Tianjin Xuncheng Shieryue Technology Partnership (L.P.), Tianjin Xuncheng Shisanyue Technology Partnership (L.P.) and Beijing New Oriental-Xuncheng Network Technology Co., Ltd. on May 10, 2018;

4.	The Letter of Undertaking jointly issued by Beijing Century Friendship Education Investment Co., Ltd., Yu Minhong and Li Bamei on May 10, 2018; and

5.

The Letter of Undertaking respectively issued by Tianjin Xuncheng Yiyue Technology Partnership (L.P.), Tianjin Xuncheng Luyue Technology Partnership (L.P.), Tianjin Xuncheng Bayue Technology Partnership (L.P.), Tianjin Xuncheng Jiuyue Technology Partnership (L.P.), Tianjin Xuncheng Shiyue Technology Partnership (L.P.), Tianjin Xuncheng Shieryue Technology Partnership (L.P.), and Tianjin Xuncheng Shisanyue Technology Partnership (L.P.) on May 10, 2018.